SECURITIES AND EXCHANGE COMMISSION



                     WASHINGTON, D.C.  20549



                             FORM 8-K



                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 14, 1997



                    THE HERTZ CORPORATION
      (Exact name of registrant as specified in its charter)


       Delaware                     1-7541            13-1938568
(State or other jurisdiction     (Commission      (I.R.S. Employer
     of incorporation)           File Number)     Identification No.)



225 Brae Boulevard, Park Ridge, New Jersey                07656-0713
 (Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (201) 307-2000



                             Not Applicable
  (Former name or former address, if changed since last report)


                       Page 1 of 6  pages.
                The Exhibit Index is on page 3.

Item 5. Other Events.

   On October 14, 1997, The Hertz Corporation issued a press release with respect to its third quarter 1997 earnings.

   A copy of such press release is attached as Exhibit 99 hereto and incorporated herein by reference.


Item 7. Financial Statements and Exhibits.


   (c)  EXHIBITS.

       The following Exhibit is filed as part of this Report.

       (99)     Press release relating to third quarter 1997 earnings.




                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     THE HERTZ CORPORATION
                                         (Registrant)




                          By:    /s/ Richard J. Foti
                                 Richard J. Foti
                                 Staff Vice President
                                     and Controller
                                 (Principal Accounting Officer)

Dated: October 15, 1997


                       Exhibit Index




Exhibit No.                  Description                  Page


     99            Press release relating to third        4 - 6
                   quarter 1997 earnings

FOR IMMEDIATE RELEASE                   CONTACT: Financial: Lauren S. Babus
                                                 (201) 307-2337
                                                 Media: Joe Russo
                                                 (201) 307-2486


        HERTZ REPORTS RECORD EARNINGS FOR THIRD QUARTER




PARK RIDGE, NJ, October 14, 1997 - The Hertz Corporation (NYSE:HRZ), the world's largest car rental company and the largest domestic industrial and construction equipment rental business, reported record pretax earnings of $161.7 million and after tax earnings of $93.4 million for the third quarter of 1997 or $0.86 per share, up 25.9 percent from the $74.2 million or $0.69 per share earned in the same period last year.  The increase for the third quarter of 1997 reflected continued strong performance  in the domestic car rental market both in terms of increased transaction volume and upward movement in pricing.

   Net income for the first nine months of 1997 was $167.1 million, up 36.3 percent from the $122.5 million earned in the same period in 1996.


                                   -MORE-

HERTZ THIRD QUARTER RESULTS - Page 2

   Hertz achieved record revenues of $1.1 billion in the third quarter of 1997,

up $42.1 million from the same period last year.  Before the impact of changes in foreign exchange rates, the revenue increase would have been an estimated

$70 million, reflecting an increase of  6.6 percent compared with last year.

   Record revenue, for the third quarter, 1997, from domestic car rental and franchise operations was $709.4 million, up 9.1 percent from the same period,

1996.

   International operations generated revenue of $263 million for the third quarter, 1997, a 9.7 percent decline compared with the same period last year.

Before the impact of changes in foreign exchange rates, and adjusted for the franchising of Denmark and Norway, which had been corporately owned, revenue would have been 3.6 percent higher than the third quarter, 1996.

   Revenues from industrial and construction equipment rental operations of

$122.8 million in the third quarter of 1997 increased $13.1 million or approximately 12 percent over the third quarter last year, primarily as a result of increased volume attributable to the opening of 19 new domestic equipment rental locations during the first nine months of 1997 and increased penetration of the industrial equipment rental market.

   The Hertz Corporation, headquartered in Park Ridge, N.J., operates approximately 5,500 rent-a-car locations throughout the U.S. and in approximately 140 foreign countries and 139 equipment rental locations in the

U.S., France and Spain.
                              ###

                      THE HERTZ CORPORATION
                 CONSOLIDATED STATEMENT OF INCOME
                    (In Thousands of Dollars)
                            Unaudited



                                          Three Months            As % of
                                        Ended September 30,     Total Revenue
                                          1997        1996      1997     1996

Revenue                               $1,102,142  $1,060,028   100.0%  100.0%

Expenses:
   Direct Operating                      479,426     485,968    43.5%   45.8%
   Depreciation of revenue earning
     equipment                           266,947     246,006    24.2%   23.2%
 Selling, General and Administrative     113,244     108,111    10.3%   10.3%
 Interest - net                           80,829      81,694     7.3%    7.7%
   Total expenses                        940,446     921,779    85.3%   87.0%
Income before income taxes               161,696     138,249    14.7%   13.0%
Income taxes                              68,262      64,041     6.2%    6.0%
Net income                            $   93,434  $   74,208     8.5%    7.0%
   Net income per share               $     0.86  $     0.69